UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2022

BORGWARNER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12162	13-3404508
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
Incorporation or organization)		Identification No.)

3850 Hamlin Road, Auburn Hills, Michigan	48326
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 754-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Name of each exchange on
Title of each class	Trading Symbol(s)	which registered
Common Stock, par value $0.01 per share	BWA	New York Stock Exchange
1.00% Senior Notes due 2031	BWA31	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

As BorgWarner Inc. (the “Company”) previously disclosed, a putative derivative lawsuit captioned Nyiradi, et al. v. Michas, et al. was filed on December 15, 2020 with the United States District Court of Delaware against certain current and former directors and former officers of the Company. The lawsuit, which was purportedly brought on the Company’s behalf, named the Company as a nominal defendant. Plaintiffs alleged, among other things, violations of the federal securities laws and breaches of fiduciary duty relating to the Company’s past accounting for incurred but not yet asserted asbestos liabilities and its public disclosures. As a nominal defendant, the Company had no direct exposure in connection with the lawsuit. On April 22, 2021, the plaintiffs dismissed the case without prejudice, without any payment by the Company. The dismissal occurred on April 22, 2021. By letter dated June 9, 2021, a different stockholder delivered a litigation demand to the Company’s Board of Directors (the “Board”) under Delaware law that included similar allegations relating to certain current and former directors and officers. The letter demanded that the Board conduct an investigation and commence a civil action against appropriate directors and officers. On January 20, 2022, the parties agreed to a memorandum of understanding (“MOU”) detailing, among other items, mutually agreed upon corporate governance reforms that the Company would implement.

Following the agreement to the MOU by the parties, on May 23, 2022, stockholders Don David Price, Maria Nyiradi, and Peter Wahler (“Plaintiffs”) filed a derivative action with the United States District Court for the Eastern District of Michigan captioned Price, et al. v. Michas, et al. (E.D. Mich.). The Company is named as a nominal defendant. On June 2, 2022, the Company and the Plaintiffs filed with the court an agreement to settle the derivative action (the “Stipulation of Settlement”), which remains subject to the court’s approval. As part of the Stipulation of Settlement, the Company: (i) agreed to adopt certain corporate governance reforms, the terms of which are set forth in Exhibit A to the Stipulation of Settlement, and (ii) agreed to attorneys’ fees of the Plaintiffs’ counsel of up to $625,000. On June 2, 2022, the Plaintiffs filed with the court an unopposed motion for preliminary approval of the proposed Stipulation of Settlement, and on June 22, 2022, the court issued an order (the “Order”) granting preliminary approval of the proposed Stipulation of Settlement and approving the form and manner of delivering of a Notice of Pendency and Proposed Settlement of Shareholder Derivative Action (the “Notice of Proposed Settlement”). The court scheduled a hearing on September 23, 2022 to consider final approval of the proposed Stipulation of Settlement. Until the court issues a final order approving the Stipulation of Settlement, the Company cannot provide assurance that the derivative action will be settled on the terms set forth herein or at all. Pursuant to the Order, no later than September 9, 2022, any objections to the Stipulation of Settlement (together with the other requisite information) must be filed in writing with the court and duly served in each case in accordance with the requirements specified in the Notice of Proposed Settlement.

The foregoing descriptions of the Stipulation of Settlement and the Notice of Proposed Settlement do not purport to be complete and are qualified in their entirety by reference to the Stipulation of Settlement and the Notice of Proposed Settlement which, as required by the Order, the Company is filing as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K, and such exhibits are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Stipulation of Settlement
99.2	Notice of Proposed Settlement
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BorgWarner Inc.

Date: July 13, 2022	By:	/s/ Tonit M. Calaway
Name: Tonit M. Calaway
Title: Executive Vice President and Secretary